Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations
of
Hibernia NGS Limited

Overview

Hibernia NGS Limited (“Hibernia”) is one of the leading asset-based providers of transatlantic fiber optic cable and high-bandwidth network infrastructure and connectivity services with a global network spanning North America, Western Europe and Asia. Since acquiring its original transatlantic assets, Hibernia has strategically expanded its network reach through fiber builds, targeted acquisitions and long-term network arrangements. Today, Hibernia’s network includes five subsea cables comprised of three unique transatlantic cable routes (including the lowest latency route between North America and points in the United Kingdom and Europe), an expansive terrestrial fiber network, and 224 points of presence spanning North America, Europe, and Asia.

In September 2015, Hibernia began carrying live traffic over its new ultra-low latency cable, Hibernia Express, a $225 million investment that has enabled Hibernia to secure latency sensitive customers and provide diverse transatlantic capacity. This cable links Canada to the United Kingdom, with a branch to Ireland, and has enabled Hibernia to secure latency-sensitive customers and provide diverse transatlantic capacity. Hibernia Express provides transatlantic route between New York and London with sub-59ms latency service.

Hibernia’s differentiated transatlantic network assets, together with its comprehensive connectivity offerings in transport and enhanced services, has allowed it to attract marquee customers from its four targeted high growth industry sectors: (i) financial services, (ii) media and entertainment, (iii) web-centric, and (iv) service provider.

Critical Accounting Policies

Hibernia defines critical accounting policies as those that are important to the portrayal of its financial condition and results of operations and require estimates and assumptions based on Hibernia’s judgment of changing market conditions and the performance of its assets and liabilities at any given time. In determining which accounting policies meet this definition, Hibernia considered its policies with respect to the valuation of its assets and liabilities and estimates and assumptions used in determining those valuations. Hibernia believes the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to its financial condition and results of operations include the following:

•                  Consolidation

•                  Foreign Currency Translation

•                  Management Estimates

•                  Financial Instruments and Concentrations of Credit Risk

•                  Cash and Cash Equivalents

•                  Property, Plant and Equipment

•                  Fair Value Measurements

•                  Goodwill and Other Intangibles

•                  Other Assets

•                  Long-Lived Assets

•                  Income Taxes

•                  Leased Assets

•                  Revenue Recognition

•                  Concentrations of Credit Risk

•                  Exchange Rate Sensitivity

For more information about Hibernia’s critical accounting policies, see note 3 to Hibernia’s financial statements, which were filed by the Company on a Current Report on Form 8-K with the Securities and Exchange Commission on November 29, 2016.

Results of Operations

Nine Months Ended September 30, 2016 Compared to Nine Months Ended September 30, 2015

	Nine Months Ended September 30,
	2016	2015	Variance %
	(dollars in thousands)
Revenue:

Net sales	$138,648	$104,324	32.9%
Cost of sales	15,122	16,626	(9.1)%
Gross profit	123,526	87,698	40.9%

Operating expenses:

Network operating expenses	52,157	48,287	8.0%
Sales and marketing	13,958	11,931	17.0%
General and administrative	8,318	7,028	18.4
Depreciation	22,853	14,042	62.7%
Amortisation	582	622	(6.5)%
Total operating expenses	97,868	81,910	19.5%
Income from operations	25,658	5,788	343.3%
Other expense:
Currency translation gain, net	(8)	(230)	(96.5)%
Interest expense	11,069	7,129	55.3%
Gain on sale of fixed assets	(31)	—	*
Profit (loss) before income taxes	14,628	(1,111)	*
Income tax (benefit)/charge	2,723	3,979	(31.6)%
Net profit (loss)	$11,905	$(5,090)	*

Revenue.  For the nine months ended September 30, 2016, revenues increased $34.3 million, or 32.9%, to $138.6 million from $104.3 million for the nine months ended September 30, 2015. Revenues are generated primarily from Hibernia’s comprehensive suite of connectivity solutions. Revenues increased primarily due to revenues associated with Hibernia Express and the switching over of two large core customers from classic services to Hibernia Express.

Cost of Services.  Cost of services decreased by $1.5 million, or 9.1%, to $15.1 million for the nine months ended September 30, 2016 from $16.6 million for the nine months ended September 30, 2015. Cost of services include purely variable costs directly tied to underlying customer contracts. Examples of these costs include tail circuit and cross connect expenses Hibernia incurs in order to provide service to its customers. The decrease in cost of services was primarily related to the low cost of services associated with Hibernia Express.

Total Operating Expenses.  Total operating expenses increased $16.0 million, or 19.5%, to $97.9 million for the nine months ended September 30, 2016 from $81.9 million for the nine months ended September 30, 2015. Selling, general and administrative expenses primarily relate to network operating costs, sales and marketing, depreciation and amortization, facility related expenses, including utilities, and wages for personnel. The increase in selling, general and administrative expenses was primarily attributable to higher depreciation and amortization and costs related to increased headcount and network expansion.

Interest Expense.  Interest expense increased $3.9 million, or 55.3%, during the nine months ended September 30, 2016 compared to the corresponding period in 2015. The increase in interest expense was primarily attributable to debt issuance costs on the refinancing and interest from a $40 million Hibernia Express loan capitalized from March 2015 to August 2015, leading to increased costs in 2016.

Liquidity and Capital Resources

	Nine Months Ended September 30,
	2016	2015
	(in millions)
Net cash (used by)/provided by operating activities	$(3.7)	$112.1

Net cash used in investing activities	$(12.7)	$(137.9)

Net cash provided by financing activities	$18.9	$38.8

Operating Activities.  Cash used by operating activities is primarily influenced by the amount of cash Hibernia invests in personnel and infrastructure to support the anticipated growth of its business and the increase in its revenues. Cash provided by operating activities has historically been impacted by changes in Hibernia’s operating assets and liabilities, particularly accounts receivable, inventories, prepaid expenses, other current assets, accounts payable, deferred revenue, accrued liabilities and other liabilities, adjusted for non-cash expense items such as depreciation, amortization and deferred income taxes.

The net cash used by operating activities of ($3.7) million during the nine months ended September 30, 2016 reflected lower customer prepaid contracts compared to net cash provided by operating activities of $112.1 million during the nine months ended September 30, 2015.

Investing Activities.  During the nine months ended September 30, 2016, net cash used in investing activities was $12.7 million, reflecting purchases of property and equipment. Purchases of property and equipment include building and leasehold improvements, furniture and equipment and telecom assets. During the nine months ended September 30, 2015, net cash used by investing activities was $137.9 million, reflecting purchases of property and equipment primarily related to the construction of Hibernia Express.

Financing Activities.  During the nine months ended September 30, 2016, net cash provided in financing activities reflected $18.9 million primarily due to the May 2016 refinancing. During nine months ended September 30, 2015, net cash provided in financing activities reflected $38.8 million primarily due to the proceeds of a $40.0 million incremental senior secured loan in connection with the building of Hibernia Express.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

	Year Ended December 31,			Year-over-Year Variance %
	2015	2014	2013	2015 to 2014	2014 to 2013
	(dollars in thousands)
Revenue:

Net sales	$148,871	$127,846	$112,961	16.4%	13.2%
Cost of sales	22,022	22,974	19,760	(4.1)%	16.3%
Gross profit	126,849	104,872	93,201	21.0%	12.5%

Operating expenses:

Network operating expenses	65,856	63,595	50,695	3.6%	25.4%
Sales and marketing	16,783	14,952	14,803	12.2%	1.0%
General and administrative	22,100	8,814	9,428	150.7%	(6.5)%
Depreciation	21,387	16,226	13,533	31.8%	19.9%
Amortisation	816	697	545	17.1%	27.9%
Total operating expenses	126,942	104,284	89,004	21.7%	17.2%
(Loss)/income from operations	(93)	588	4,197	*	(86.0)%
Other expense:
Currency translation (gain)/loss, net	(461)	(2,151)	188	(78.6)%	*
Interest expense	10,598	7,369	6,856	43.8%	7.5%
Other non-operating expenses	—	519	2,024	*	(74.4)%
(Gain)/loss on sale of fixed assets	(5)	34	(14)	*	*
Other expense, shares previously recorded as held by subsidiary	—	—	969	*	*
Loss before income taxes	(10,225)	(5,185)	(5,826)	97.2%	(11.0)%
Income tax expense/(benefit)	4,445	(192)	1,767	*	*
Net loss	(14,670)	(4,993)	(7,593)	(193.8)%	(34.2)%

*                                         Not meaningful.

Revenue.  For the year ended December 31, 2015, revenues increased $21.1 million, or 16.5%, to $148.9 million from $127.8 million for the year ended December 31, 2014. Revenues increased primarily due to the launch of Hibernia Express in September 2015, when Hibernia began to recognize revenue on the new ultra-low latency cable system.

Cost of Services.  Cost of services decreased by $1.0 million, or 4.1%, to $22.0 million for the year ended December 31, 2015 from $23.0 million for the year ended December 31, 2014. The decrease in cost of services was primarily the result of effective cost management by Hibernia.

Total Operating Expenses.  Total operating expenses increased $22.6 million, or 21.7%, to $126.9 million for the year ended December 31, 2015 from $104.3 million for the year ended December 31, 2014. The increase in selling, general and administrative expenses was primarily attributable to the costs incurred in the additional sales activities associated with Hibernia Express and incremental expenses associated with managing the construction of the project.

Interest Expense.  Interest expense increased $3.2 million, or 43.8%, during the year ended December 31, 2015 compared to the corresponding period in 2014. The increase in interest expense was primarily attributable to the additional indebtedness incurred by Hibernia relating to Hibernia Express.

Liquidity and Capital Resources

	Year Ended December 31,
	2015	2014
	(in millions)
Net cash provided by operating activities	$122.1	$71.3

Net cash used in investing activities	$(161.5)	$(112.3)

Net cash provided by financing activities	$35.3	$51.8

Operating Activities.  The net cash provided by operating activities of $122.1 million during the year ended December 31, 2015 reflected an increase from the inflow of cash receipts from customers who purchased services on Hibernia Express compared to net cash provided by operating activities of $71.3 million for the year ended December 31, 2014.

Investing Activities.  During the year ended December 31, 2015, net cash used in investing activities was $161.5 million, reflecting purchases of property and equipment including those for the construction of Hibernia Express. During the year ended December 31, 2014, net cash used by investing activities was $112.3 million.

Financing Activities.  During the year ended December 31, 2015, net cash provided in financing activities reflected $35.3 million primarily due to cash flow from a revolving loan facility. During the year ended December 31, 2014, net cash provided in financing activities reflected $51.8 million primarily attributed to the issuance of preferred stock.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

Revenue.  For the year ended December 31, 2014, revenues increased $14.8 million, or 13.2%, to $127.8 million from $113.0 million for the year ended December 31, 2013. Revenues increased due to strong growth in demand for optical services and the acquisition of Atrato IP Networks in September 2013.

Cost of Services.  Cost of services increased by $3.2 million, or 16.3%, to $23.0 million for the year ended December 31, 2014 from $19.8 million for the year ended December 31, 2013. The increase in cost of services was primarily due to connection costs for new customers on Hibernia’s classic cable.

Total Operating Expenses.  Total operating expenses increased $15.3 million, or 17.2%, to $104.3 million for the year ended December 31, 2014 from $89.0 million for the year ended December 31, 2013. The increase in selling, general and administrative expenses was primarily attributable to incremental network costs associated with the acquisition of Atrato IP Networks.

Interest Expense.  Interest expense increased $0.5 million, or 7.5%, during for the year ended December 31, 2014 compared to the corresponding period in 2013.

Liquidity and Capital Resources

	Year Ended December 31,
	2014	2013
	(in millions)

Net cash provided by operating activities	$71.3	$13.4

Net cash used in investing activities	$(112.3)	$(15.3)

Net cash provided by/(used in) financing activities	$51.8	$(2.6)

Operating Activities.  The net cash provided by operating activities of $71.3 million during the year ended December 31, 2014 reflected an increase from the inflow of cash receipts from customers who purchased services on Hibernia Express compared to net cash provided by operating activities of $13.4 million for the year ended December 31, 2013.

Investing Activities.  During the year ended December 31, 2014, net cash used in investing activities was $112.3 million, reflecting purchases of property and equipment including those for the construction of Hibernia Express. During the year ended December 31, 2013, net cash used by investing activities was $15.3 million.

Financing Activities.  During the year ended December 31, 2014, net cash provided in financing activities primarily reflected $56.7 million in net receipts from a preferred share issuance and $2.5 million from a revolving loan facility pay down. During the year ended December 31, 2013, net cash used by financing activities of $2.6 million primarily reflected the pay down on the revolving loan facility.

Off-Balance Sheet Arrangements

Hibernia does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Commitments and Contingencies

Hibernia’s Irish subsidiary maintains a network entitled “Project Kelvin” which was financed for €29,500,000 by a consortium of government organizations. Under its contract with the government organizations, Hibernia’s subsidiary is obligated to provide service on the network until December 2018.

Hibernia has commitments under various non-cancellable operating leases for office and equipment space, network capacity and certain equipment rentals expiring through 2034. Estimated future payments with respect to these contractual obligations are as follows:

September 2017	$12,045,167

September 2018	9,273,544

September 2019	7,983,127

September 2020	5,735,300

September 2021	3,945,676

Thereafter	40,170,145
Total	$79,152,959

Hibernia has commitments for capital expenditures of $0.6 million at September 30, 2016 for ongoing projects.

On March 1, 2014, Hibernia Media (UK) Limited purchased customer contracts and related plant and equipment from TeliaSonera Network Sales AB. Consideration of 36 monthly installments of $67,645 commenced in January 2015. At September 30, 2016, the balance outstanding was $0.9 million.

Hibernia, in the regular course of business, is involved in various legal proceedings, investigations and claims by various regulatory agencies. Hibernia’s management does not believe that the ultimate resolution of these investigations, claims and legal proceedings will have a material impact on Hibernia’s financial condition or results of operations.

Subsequent Events

On November 9, 2016, Hibernia entered into the Acquisition Agreement with the Company to sell 100% of its equity interests to the Company. Pursuant to the Acquisition Agreement, at closing, the Company will pay $515 million in cash plus $75 million in newly issued common stock. The purchase price is subject to a final post-closing reconciliation for closing date cash, working capital, transaction expenses, indebtedness and certain tax payments. As a result of the acquisition, the Company will own 100% of Hibernia. The transaction is expected to close by the end of the first quarter of 2017.